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                                                                   Exhibit 10.19

                                   CART, INC.

                      OFFICIAL ORGANIZER/PROMOTER AGREEMENT

                                MONTERREY, MEXICO

                           DRAFT as of: March 28, 2000
                                       .


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         CART, INC.
         OFFICIAL ORGANIZER/PROMOTER AGREEMENT


The undersigned hereby applies for the right to conduct a FedEx Championship Series (herein sometimes referred to as "the Series") race Competition sanctioned or co-sanctioned by CART, Inc.("CART"), upon the following terms and conditions. It is understood that this is an application only until accepted and approved by CART in writing and that this Competition shall not be advertised or communicated to the public, press or any other media or business arrangement as having been approved by CART until this application has been so approved and until an official sanction has been granted by CART.


         Track:                       Monterrey, Mexico
         Location:                    Monterrey, Nuevoleon, Mexico
         Organizer/Promoter:          Monterrey Grand Prix, 5. de R.L. de C.V.
         Address:                     c/o 301 W. Michigan Avenue
                                      Jackson, MI 49201
         Telephone:                   (517) 787-6633
         Facsimile:                   (517) 787-6630
         E-mail Address:
         Race Distance:               TBD
         Track Length and Type:       Road Course
         Postponed Date:              Rain tires to be used.


DEFINITIONS:

         A. The term "Competition" as used herein shall include the annual Champ Car race(s) designated hereinabove, as well as all time trials, practice runs and rain or postponed dates related thereto.

         B. The term "Event" as used herein shall include the Competition(s) as well as any other race(s), race-related activities or any other activities associated with the Competition(s), as approved by CART hereunder.

         C. The terms "Dollars" and "$" refer to the lawful currency of the United States of America.

         D. References in this Agreement to "FedEx" shall be to Federal Express Corporation, and/or (where applicable) any successor or additional Series title or co-title sponsor.


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1.       A.       Subject to compliance with all the terms and conditions set forth in this Agreement, Organizer/Promoter shall organize, promote and conduct a FedEx Championship Series race Competition in the following year(s): 2001-2005.

         B. Organizer/Promoter and CART will mutually agree as to the date for each race hereunder. The parties agree that they will exercise reasonable efforts to schedule the races during the same weekend each year and acknowledge the desirability of such date equity. If, however, due to television and scheduling conflicts, in CART's sole discretion it becomes necessary to schedule a race for a different weekend, CART will exercise reasonable efforts to notify Organizer/Promoter of such intention at the earliest possible time.

         C. Organizer/Promoter agrees not to organize, promote, conduct, authorize or permit the staging of any other major motor racing event(s) at the track(s) designated hereinabove, without the written approval of CART, within the following period of time either preceding or following any Competition hereunder: three (3) weeks.

         D. It is the intention of both CART and Organizer/Promoter to establish a long-term relationship with a view to gaining the greatest possible benefits for CART and Organizer/Promoter. Therefore, provided Organizer/Promoter is not in breach of any provision of this Agreement, CART and Organizer/Promoter shall commence good faith negotiations with a view to mutually agree on terms and conditions for the extension of this Agreement beyond the Events covered hereunder. Such negotiations shall commence on or about six (6) months following the 2003 Event and shall continue on an exclusive basis for a period of six
                  (6) months.

         E. In addition to the annual FedEx Championship Series Competition to be conducted by Organizer/Promoter, the other races to be held during each Event may include up to three (3) support races to be provided by CART, subject to a further mutual agreement as to the commercial terms for such additional races. However, it is understood that for each Event covered by this Agreement, CART will provide the Indy Lights races at no additional fee to Organizer/Promoter.


2. The total Organization and Rights Fee payable for the 2001 Competition shall be Two Million Five Hundred Ninety Thousand ($2,590,000.00) Dollars and shall be paid to CART as follows:



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         A.       Fifteen (15%) percent, or Three Hundred Eighty Eight Thousand
                  Five Hundred ($388,500.00) Dollars not later than six (6) months prior to the date of the race.

         B. Thirty-five (35%) percent, or Nine Hundred Six Thousand Five Hundred ($906,500.00) Dollars not later than three (3) months prior to the date of the race.

         C. The balance due of One Million Two Hundred Ninety Five Thousand ($1,295,000.00) Dollars not later than thirty (30) days prior to the date of the race.


3. The total Organization and Rights Fee payable for the 2002 Competition shall be Two Million Seven Hundred Four Thousand Four Hundred ($2,704,400.00) Dollars and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or Four Hundred Five Thousand Six Hundred Sixty ($405,660.00) Dollars not later than six (6) months prior to the date of the race.

         B. Thirty-five (35%) percent, or Nine Hundred Forty Six Thousand Five Hundred Forty ($946,540.00) Dollars not later than three
                  (3) months prior to the date of the race.

         C. The balance due of One Million Three Hundred Fifty Two Thousand Two Hundred ($1,352,200.00) Dollars not later than thirty (30) days prior to the date of the race.


4. The total Organization and Rights Fee payable for the 2003 Competition shall be Two Million Eight Hundred Twenty Three Thousand Three Hundred Ninety Three Dollars and Sixty ($2,823,393.60) Cents and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or Four Hundred Twenty Three Thousand Five Hundred Nine Dollars and Four ($423,509.04) Cents by December 1, 2002.

         B. Thirty-five (35%) percent, or Nine Hundred Eighty Eight Thousand One Hundred Eighty Seven Dollars and Seventy Six ($988,187.76) Cents by January 1, 2003.

         C. The balance due of One Million Four Hundred Eleven Thousand Six Hundred Ninety Six Dollars and Eighty ($1,411,696.80) Cents not later than thirty (30) days prior to the date of the race.


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5.       The total Organization and Rights Fee payable for the 2004 Competition shall be Two Million Eight Hundred Ninety Nine Thousand Six Hundred Twenty Five Dollars and Twenty ($2,899,625.20) Cents and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or Four Hundred Thirty Four Thousand Nine Hundred Forty Three Dollars and Seventy Eight ($434,943.78) Cents by December 1, 2003.

         B. Thirty-five (35%) percent, or One Million Fourteen Thousand Eight Hundred Sixty Eight Dollars and Eighty Two ($1,014,868.82) Cents by January 1, 2004.

         C. The balance due of One Million Four Hundred Forty Nine Thousand Eight Hundred Twelve Dollars and Sixty
                  ($1,449,812.60) Cents not later than thirty (30) days prior to the date of the race.


6. The total Organization and Rights Fee payable for the 2005 Competition shall be Three Million Four Thousand Eleven Dollars and Seventy ($3,004,011.70) Cents and shall be paid to CART as follows:

         A. Fifteen (15%) percent, or Four Hundred Fifty Thousand Six Hundred One Dollars and Seventy Six ($450,601.76) Cents by December 1, 2004.

         B. Thirty-five (35%) percent, or One Million Fifty One Thousand Four Hundred Four Dollars and Nine ($1,051,404.09) Cents by January 1, 2005.

         C. The balance due of One Million Five Hundred Two Thousand Five Dollars and Eighty Five ($1,502,005.85) Cents not later than thirty (30) days prior to the date of the race.


7. Organizer/Promoter expressly understands and agrees that said Organization and Rights Fees are intended to be net and are non-refundable except as expressly provided in this Agreement. If said Organization and Rights Fees are not paid to CART in the manner and by the time provided above, CART shall have the option to declare this Agreement terminated after a fourteen (14) day notice of default/opportunity to cure, in which circumstance CART will be relieved from any further liability or responsibility hereunder, and in addition, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the total amount required under this Agreement for the Competition for which such fees are not paid and for the following year's


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         Competition as liquidated damages, together with all costs incurred by
         CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum. Upon receipt in full of the amounts specified in this Paragraph 7, CART acknowledges that the receipt of said sums shall be CART's sole and exclusive remedy in the event CART terminates this Agreement as provided in this Paragraph 7. Organizer/Promoter shall be responsible for payment of any taxes assessed by any taxing authority on the Organization and Rights Fees and/or any withholding requirements based on the distribution of same to the teams. Any such tax liability shall be in addition to the Organization and Rights Fees payable hereunder. In no event will Organizer/Promoter be responsible for any taxes imposed by any taxing authority on the income of CART.


8. Organizer/Promoter shall not be responsible for any purse distribution whatsoever in respect to a Competition. CART must approve any and all awards given in conjunction with a Competition and/or for the FedEx Championship Series or any other CART sanctioned activity. Organizer/Promoter agrees to provide driver and owner trophies in recognition and representative of the achievements of at least the first three (3) finishing positions in each Competition.


9.       A.       CART shall be responsible for providing not less than
                  twenty (20) entrants for each Competition. If CART is unable to provide twenty (20) entrants for any Competition, Organizer/Promoter shall have the right to cancel such Competition, providing that Organizer/Promoter first informs
                  CART in writing of such intent, and provided further that twenty (20) entries have not been received within seven (7) days after receipt by CART of such notice. If
                  Organizer/Promoter under these circumstances exercises this cancellation right, CART will reimburse Organizer/Promoter for the portion of the Organization and Rights Fee theretofore paid for such Competition.

         B. Either party hereto shall have the right to cancel a Competition due to a "force majeure". "Force majeure" shall mean any event or circumstances (whether arising from natural causes, human or governmental agency or otherwise) beyond the control of the parties including by way of illustration, but not by way of limitation, strikes, lock-outs or other labor disputes, civil strife, war, flood, fire, or acts of God. If there is an unexpected cancellation due to a "force majeure", Organizer/Promoter will be entitled to the return of the portion of the Organization and Rights Fee theretofore paid, except that Organizer/Promoter agrees that CART may retain a sum equivalent to the necessary expenses reasonably incurred by CART and its teams in preparing for such Competition, provided, however, that where CART receives not less than ten
                  (10) business days notice of such unexpected cancellation, the parties acknowledge that such expenses will


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                  be primarily limited to actual CART and team out-of-pocket, non-refundable expenditures, i.e., hotel deposits, airline ticketing, car rental, other ground transportation arrangements, etc., which expenses shall be mutually agreed by the parties provided, however, that if the parties are unable to agree informally as to the amount of such expenses, such dispute shall be submitted to binding arbitration and the result of such arbitration shall be enforceable by any court having jurisdiction.

         C. If Organizer/Promoter cancels or fails to stage a Competition for any reason other than those mentioned within this Paragraph 9, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the total amount required under this Agreement for the Competition that was not held and the following year's Competition as liquidated damages, together with all costs incurred by CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum. Upon receipt in full of the amounts specified in this Paragraph 9C, CART acknowledges that the receipt of said sums shall be CART's sole and exclusive remedy in the event Organizer/Promoter cancels or fails to state a Competition.


10. Except as expressly provided herein, Organizer/Promoter owns and shall have exclusive control over all commercial rights to each Event including by way of illustration, but not by way of limitation, the right to sell and receive all the proceeds from Event sponsorships, signage, admission tickets, programs, novelties, concessions (including food and beverage), catering (including food and beverage), hospitality facilities, hotel rooms, expositions, displays, parking spaces, banquets and licenses to parades.


11. Organizer/Promoter shall assume and perform all organizational and promotional activities for each Event except as otherwise provided herein, including but not limited to business organization, promotional activity, management, marketing, general affairs, selling tickets, track maintenance and accommodations of the press, and further understands and agrees that CART disclaims any warranty expressed or implied, as to the potential success of any Event organized hereunder.


12. Organizer/Promoter shall organize and promote the races hereunder as major motor racing events. Organizer/Promoter shall have the right to on-site track entitlement, and revenues therefrom. On-site entitlement is to designate the title/name of the Champ Car race and all CART sanctioned support activities at the venue, subject to CART approval which shall not be unreasonably withheld. Such title sponsorships must not conflict with CART Series sponsors (presently


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         FedEx) or co-Series sponsors. All media releases, public announcements and public disclosures by either party or its employees or agents relating to this Agreement, including but not limited to promotional or marketing material, but not including any announcement intended solely for internal distribution at either party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, shall be coordinated with and approved by the other in writing prior to the release thereof.


13.      A.       CART hereby grants Organizer/Promoter the non-exclusive
                  right to use the names and logos of CART and the FedEx
                  Championship Series in its promotion of each Event during the term hereof, in accordance with all provisions contained in this Agreement. Any logo, design, mark or representation made, formulated, or developed in conjunction with such Event shall be subject to the prior written approval of CART.

         B. Organizer/Promoter shall display in all advertising and publicity material including but not limited to news releases, posters, banners, program covers, brochures, tickets, passes, credentials and print and television advertising relating to each Event the phrase: "FedEx Championship Series" and the Series logo (as approved and supplied by CART). CART reserves the right to change such phrase and logo.

         C. Organizer/Promoter shall include in its display of the Series name and logo the symbol (R) to indicate that they are registered marks. A sheet of camera ready art depicting these logos shall be provided by CART. Further, in promoting and advertising each Event, Organizer/Promoter shall promote the Competition as a part of the FedEx Championship Series or as otherwise designated by CART. Organizer/Promoter shall provide such verification of compliance with the provisions contained in this Paragraph 13 as CART may reasonably request.

         D. Organizer/Promoter shall not use the names, logos or trademarks of CART or any Series sponsor for any purpose other than as herein defined.

         E. Upon the expiration or termination of this Agreement for any reason, Organizer/Promoter shall cease and desist any and all use of the names, logos or trademarks of CART or any Series sponsor or any colorable imitation, variation or adaptation thereof.

         F. CART and Organizer/Promoter shall at CART's expense promptly take such action as may be necessary to protect the names, logos and trademarks of CART, the Series, and the Series sponsors against any infringement or threatened infringement or any common law "passing off".


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         G.       The trademarks, trade names, logos, label designs, product identification and artwork of each party as referred to herein (collectively "Trademarks") shall remain the property of such party. Any and all rights in each party's Trademarks under trademark or copyright law or other property rights shall inure to the benefit of and be the exclusive property of such party. Neither party shall file any application for registration of the other's Trademarks or other intellectual property or any marks or works similar thereto.


14.      A.       Organizer/Promoter agrees that each Competition shall be
                  organized, approved by CART and conducted in accordance with all applicable statutes, ordinances, regulations or other requirements of any government authority, the FIA (CART shall determine in its sole discretion the applicability of FIA requirements), and the CART Rule Book as amended from time to time and as the same may be modified or supplemented by any other rules, regulations, bulletins or releases that may be applicable to such Competition. CART reserves the right to terminate this Agreement at any time without further liability for failure of Organizer/Promoter to abide by said requirements, regulations, rules, or the terms and conditions of this Agreement, by so notifying Organizer/Promoter in writing, upon a five (5) day notice of default/opportunity to cure, unless the circumstances of the default mandate a more immediate cure, or do not warrant any cure period. CART shall notify Organizer/Promoter in writing of any alleged default and Organizer/Promoter shall have five (5) days after receipt of such notice to cure the default, provided, however, if the nature of the default is such that it cannot reasonably be cured within five (5) days, Organizer/Promoter shall not be deemed to be in default if it commences the cure within such five (5) day period and thereafter completes the curative action within a reasonable time. Organizer/Promoter acknowledges receipt of a copy of the CART Rule Book.

         B. Organizer/Promoter shall be responsible for any licensing fees, bonds, permits, or any other enabling documents and any associated costs required by any government agencies as related to any or all Event matters.


15. Organizer/Promoter represents and warrants that it has or will have sole control of the track and of the premises upon which the track is located, including all facilities thereon, and that Organizer/Promoter has full authority to conduct each Event thereon as provided for herein for the defined scheduled term of each Event.


16.      A.       Organizer/Promoter shall provide at its expense during each
                  Event the


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                  track or race course which must meet or exceed the safety
                  requirements of CART and the FIA and all facilities in good repair and ready for use, and Organizer/Promoter shall permit CART or its insurance broker or other designated representative, and the FIA to inspect the track, race course and/or facilities before, during and after each Event. Except as provided in Paragraph 16C, all repairs deemed necessary in order for the track to meet CART and/or FIA safety requirements must be made at Organizer/Promoter's expense and the failure to make the necessary repairs may result in the postponement or cancellation of such Event, in CART's sole discretion. The track site, design and condition shall be subject to review and approval by CART and the FIA. Organizer/Promoter and CART shall consult with one another on the layout and design of the track, including but not limited to the pit area, safety barriers, retention systems, and other facilities for the Competition.

         B. Annually, seven (7) months prior to the next Event, Organizer/Promoter shall submit an engineering drawing(s) of proposed changes to the race circuit and other facilities for CART's approval. CART will have thirty (30) days to acknowledge approval or request changes. Such drawings are to be treated as confidential, for use by CART as contemplated under this Agreement, and shall not be copied, disseminated (without Organizer/Promoter's prior consent, which shall not be unreasonably withheld), or used for any commercial purpose, subject to any required disclosure pursuant to Paragraph 45 below. CART shall have the right to inspect the circuit for the purpose of verifying that the circuit is being constructed in accordance with the drawings as submitted and approved. Within sixty (60) days after the execution of this Agreement, CART and Organizer/Promoter shall mutually agree on the specific track and facility improvements to be implemented for the first Event covered by this Agreement, and a written summary thereof shall be prepared and appended hereto. Thereafter, a similar process shall occur within sixty (60) days following each Event, in respect to improvements or adjustments to be implemented for the following year's Event.

         C. Any changes to the safety system requested by CART will be identified and communicated by CART to Organizer/Promoter within one hundred twenty (120) days after the conclusion of each Event hereunder. Absent unforeseeable supervening circumstances, the parties agree that the cost of such changes to be implemented for any Event hereunder shall not exceed ten percent (10%) of the Organization and Rights Fee for such Event. The foregoing cost limitation shall be construed to exclude Organizer/Promoter's capital improvements/investments (i.e., fencing, barriers, gravel traps, etc.), as well as changes to the safety system requested by any third party (i.e., not mandated by CART).


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         D.       Organizer/Promoter shall be responsible for compliance with all environmental issues associated with this Event.


17.      A.       Organizer/Promoter shall provide at its expense such
                  facilities as CART deems adequate for the use of CART personnel and those directly associated with the Event, including but not limited to race control facilities, garage areas, team and supplier work areas, facilities for participant registration, television, scoring, race car inspection, compiling and distributing media information, a media work area, and facilities and services as may be reasonably required by those who supply products and/or services for the Event. Further details of these and other operational and facility requirements of Organizer/Promoter are agreed to as outlined in SCHEDULE A attached hereto and made a part hereof. Failure to comply with all applicable requirements may result in a fine, which may be levied by CART in its sole discretion, subject to a reasonable notice of default/opportunity to cure. Such fine shall be reasonably related to the magnitude of the requirement(s) with which Organizer/Promoter failed to comply, and any fine in excess of Fifty Thousand ($50,000.00) Dollars shall be subject to the appeal provisions set forth in the CART Rule Book.

         B. Organizer/Promoter at its expense shall provide, install and maintain the equipment necessary to operate CART's Timing and Scoring system, in accordance with the specifications supplied by CART and its timing and scoring provider, including on street courses the annual set up and tear down of all antennas and cabling. Organizer/Promoter will provide CART's timing and scoring provider or sponsor, free of charge at the start/finish line, on the Timing and Scoring structure and at least one other prominent location, space to affix and display the logo and/or officially designated status of CART's timing and scoring provider or sponsor. Organizer/Promoter shall not sell or secure any timekeeping and/or watch sponsorship which would be in effect during any CART Event. In the event Organizer/Promoter intends to sell signage to a watch company (i.e., not in connection with a timekeeping or watch sponsorship), Organizer/Promoter may do so provided that CART is given prior written notice, and any such watch company signage shall be located at least one hundred (100) meters from any signage related to CART's timing and scoring provider or sponsor and further provided that such company shall not be granted official sponsor, supplier, or comparable designation rights or status in conjunction with any Event hereunder.


18. Organizer/Promoter shall at its expense furnish all facilities, personnel, equipment, security, and services for accommodating and controlling the public


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         during each Event, for whose safety and comfort Organizer/Promoter is solely responsible and liable.


19.      A.       Organizer/Promoter shall provide at its expense all necessary personnel as required by CART for the conduct of each Competition hereunder(other than the CART staff and officials), and Organizer/Promoter shall assume all the responsibilities pertaining to workers, volunteers and subcontractors necessary to properly staff the facility for the purposes of the Competition and the public for each Event weekend.

         B. CART and Organizer/Promoter shall mutually agree to a communications plan, to be provided at Organizer/Promoter's expense. Such Plan shall include translators and translations as may be reasonably requested by CART and its teams, for their operations while in Mexico and the conduct of each Competition.


20. Organizer/Promoter at its expense shall obtain and maintain insurance for each Event and all scheduled activities with an insurance company approved by CART. Such insurance must conform to the minimum coverages, specifications, limits, etc., as set forth in SCHEDULE B attached hereto and made a part hereof. If Organizer/Promoter fails to maintain such policies with the required minimum coverage throughout the Event, CART may cancel such Event immediately with prior notice to Organizer/Promoter, subject to a reasonable notice of default/opportunity to cure, or CART may, in its discretion, obtain the required insurance from an approved insurance company, with acceptable terms, at Organizer/ Promoter's expense.


21. Only those individuals approved by CART or Organizer/Promoter, including but not limited to appropriate staff and officials of CART and Organizer/Promoter, drivers and other crew members and necessary fire, wrecker, ambulance and security crews, shall have access to or be allowed in the paddock, garage and pit areas, the racing surface, and other areas to which admission by the general public is normally prohibited during the Event, and Organizer/Promoter shall be solely responsible and provide sufficient security personnel in such areas to enforce this provision at all times during each Event. Such access must be in compliance with the CART Rule Book and may not interfere with or adversely affect the Competition.


22. Organizer/Promoter shall honor CART's Unified Credential System and shall comply with the facility access provisions implemented by CART, as set forth in


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         SCHEDULE C attached hereto and made a part hereof, and as the same may be amended by future discussions and concurrence between CART and its race promoters through the promoter group.


23.      A.       CART shall have the exclusive right to contract out or to take or cause to be taken by others, make, broadcast, rebroadcast, use, reproduce, transmit, copyright, sell, license or otherwise dispose of for any purpose whatsoever, television pictures, sound film and tape, motion pictures, still photographs, illustrations, graphics, electronic images and sound of each Event, by any and all means, uses and media, now known or hereafter developed, and the right to use the track
                  PA system audio on the CART web site CART.com. CART shall retain all United States national, international and local broadcast rights including broadcast television, cable and radio. Organizer/Promoter will assure that the presence of personnel and equipment for these or similar purposes shall not be inconsistent with the rights of CART herein provided and shall not interfere or conflict with the exercise of any such rights by CART as herein provided.

         B. CART shall have the non-exclusive right to market for any commercial purposes the name, identity, layout, likeness, appearance, signage and logo(s) of the track, on a composite basis with other tracks where CART races are conducted, provided, however, that any use of such images for commercial product licensing purposes shall be pursuant to a separate licensing agreement to be negotiated.

         C. Organizer/Promoter shall be entitled to receive footage and photographs for promotional purposes, subject to the then prevailing production cost.

         D. The parties recognize that Mexican television rights related to the Series are currently subject to third party contractual requirements. Subject to the foregoing, the parties acknowledge Organizer/Promoter's desire to acquire such rights, and the issue of such future Mexican television rights is, therefore, deferred for future good faith negotiations if such rights are ultimately available.

24. Organizer/Promoter recognizes and acknowledges that CART has entered or intends to enter into a television contract with a United States national broadcast or United States cable network and international networks for the coverage of each Competition hereunder.

         A. Detailed operational and facility requirements of Organizer/Promoter in respect to television and other on-site media are identified in SCHEDULE A.

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Monterrey Promoter Agreement
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         B.       CART has arranged with the television production companies
                  (subject to network approval) to provide the video portion of the program feed from the mobile unit to Organizer/Promoter, so that Organizer/Promoter may feed the video signal as a courtesy to the medical center, stewards trailer (with monitor), CART business center, operations trailer (with monitor), media center and hospitality suites. This feed is limited to on-site press and hospitality use only. Any other feeds to hotels, bars, or other establishment(s) whether on-site or off, are strictly prohibited, unless approved in writing by CART or the television production company. Organizer/ Promoter shall be responsible for the installation and maintenance of appropriate cable originating at the television compound which will then feed the system. Maintenance and operation of the system is the sole responsibility of Organizer/Promoter.

         C. CART and Organizer/Promoter agree that it is in the best interest of the sport, its promoters and sponsors to have the same on-site and United States television title sponsor. CART and Organizer/Promoter recognize and agree that all United States television entitlements are derived from a privilege granted by the United States television network and are subject to United States network approval. In the event Organizer/Promoter provides CART with a United States television entitlement sponsor, such sponsor must agree to:
                  (i) purchase one (1) of several commercial unit package options for either United States network or cable coverage to be published by CART or its designee each year, (ii) enter into a negotiated agreement with CART or its designee, or
                  (iii) guarantee a payment for entitlement in return for which Organizer/Promoter will receive eight (8) thirty (30) second commercial units to package with its on-site title. The published rate option packages and payment option will be made available to Organizer/Promoter at least one (1) year in advance.

         D. Organizer/Promoter may, at its option, and subject to approval by CART or its designee and the appropriate network, elect to guarantee over-the-air United States broadcast network coverage of its Event. In this event Organizer/Promoter will be required to provide a United States television title sponsor subject to: (i) purchase of one (1) of several published minimum commercial unit packages, (ii) enter into a negotiated agreement with CART or its designee, or (iii) guarantee a payment for entitlement to be determined each year. In the payment option (iii) Organizer/Promoter will receive eight (8) thirty (30) second units in the telecast to package with its on-site title.

         E. In the event Organizer/Promoter elects not to provide CART with a United States television entitlement sponsor or to guarantee over-the-air United States broadcast network coverage, then CART or its designee shall have the option to secure a United States television entitlement sponsor which

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Monterrey Promoter Agreement
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                  need not be the same as the on-site entitlement sponsor.

         F. CART and Organizer/Promoter agree that the policies and terms set forth as a condition of both United States and international television coverage of this Event may change from time to time, and, therefore, the United States and international television agreement may supersede portions of this Agreement. In the event that the United States and international television agreement supersedes a portion of this Agreement, CART will immediately notify Organizer/Promoter and work toward a mutually agreed upon solution.


25. Organizer/Promoter recognizes and acknowledges that CART has the right to contract for official sponsors for the FedEx Championship Series, which need not coincide with specific Event sponsors, as well as to grant other official product designations on a Series wide basis, in CART's sole discretion.


26.      A.       CART or its designee shall have the exclusive right to provide any and all pace cars throughout the entire Event. In addition, only pace cars provided by CART or its designee shall be allowed to participate in the parade laps immediately preceding the start of the Champ Car race. Further details of these and other responsibilities of Organizer/Promoter to CART and/or a co-Series sponsor to be designated by CART are agreed to as outlined in SCHEDULE D attached hereto and made a part hereof.

         B. The Events shall be included in the FedEx Series sponsorship and marketing program, in each year such Event(s) are conducted pursuant to this Agreement, including extensions and/or renewals thereof, up to and including the year 2001, provided the FedEx Series Sponsorship Agreement is then in full force and effect, or longer if such Agreement is extended, provided, however, CART may terminate such participation as of December 31, 2000, upon notice to Organizer/Promoter of such intent by July 1, 2000. Other than the provisions of SCHEDULE G (FedEx Series Marketing and Sponsorship Program), such termination by CART as provided in the proceeding sentence shall have no impact on the terms of this Agreement. Details of the FedEx sponsorship and marketing program and the responsibilities of Organizer/Promoter to FedEx are agreed to as outlined in SCHEDULE G attached hereto and made a part hereof.


27.      A.       Organizer/Promoter agrees that the scheduled CART sanctioned activities during each Event shall have priority over any other race or other activity scheduled during such Event.
                  Organizer/Promoter will not schedule any supporting races, tests, or ancillary activities on the same day as

Monterrey Promoter Agreement
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                  registration or inspection, or on any other day during an
                  Event, without prior written approval of CART. Further details of these and other scheduling considerations/requirements are agreed to as outlined in SCHEDULE E attached hereto and made a part hereof.

         B. Organizer/Promoter acknowledges that current CART regulations prohibit testing by CART teams at facilities outside the North American continent and agrees to abide by this regulation.


28. CART shall conduct grid/pre-race activities which shall include but are not limited to the pole awards, other contingency award activities, driver introductions, etc.


29. CART shall maintain control of the Victory Circle location, facilities and proceedings. Details of these proceedings and the requirements of Organizer/Promoter in regard thereto are agreed to as outlined in SCHEDULE F attached hereto and made a part hereof.


30. CART shall have reasonable access to the PA system in order for CART to fulfill its contractual obligations to its sponsors and inform participants and spectators of activities during the Event.


31.      A.       CART or its licensed representative, shall have the right to sell official licensed CART merchandise from its own temporary concession facility and/or a facility supplied by the Organizer/Promoter as determined by CART. Official Event
                  Concessionaire locations notwithstanding, CART or its licensed representative shall be given first choice for any and all of its vendor locations which shall be in a prominent, high-traffic location, generally near the paddock area. CART or its licensed representative shall pay to the Organizer/Promoter for each location including associated credentials and any required services, the lesser of the then current market price or a single fee of One Thousand Five
                  Hundred ($1,500.00) Dollars. Sales information shall be confidential and proprietary property of CART or its licensed representative.

         B. Selected items of CART merchandise, at the discretion of CART, may be offered to the Organizer/Promoter for sale in its concession facilities at terms to be agreed upon by the parties in writing in advance.

         C. Organizer/Promoter shall include at its cost a CART Licensed Products advertisement in the official race program. Camera ready art shall be provided by CART or its licensed representative.

Monterrey Promoter Agreement
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         D.       CART and Organizer/Promoter shall negotiate in good faith for the manufacture and distribution by CART licensees of merchandise bearing the marks of both CART and the Event. Such cross-licensed merchandise may be offered for sale through CART and Organizer/Promoter controlled vendor locations as agreed upon by the parties. CART licensees shall also have the opportunity to sell such cross-licensed merchandise to off-track retailers.

         E. CART logos and trademarks including but not limited to all Series logos and marks, sanctioning body logos and marks, and any other CART or CART related logos and marks may not be used by Organizer/Promoter on any merchandise whatsoever without express advance written approval of CART.

         F. It is Organizer/Promoter's responsibility to insure that any and all concessions and/or merchandise is properly licensed. In the event that CART discovers any unlicensed products, it will have the right to take appropriate action in its sole discretion.

         G. All CART Champ Car teams will be afforded the opportunity to sell merchandise within the confines of the race facility. All teams will be in a prominent, high-traffic location. Participating teams will pay a rights fee for the location, which fee shall be (i) consistent with the then current market price and (ii) no less favorable than the terms and conditions provided to other vendors located within the same area.

         H. This Section 31 shall supersede all related terms of the Organizer/Promoter's standard Vendor Agreement.


32. In conjunction with the CART Winner's Circle Club, Organizer/Promoter shall provide at its expense:

         A. Limited access to restricted areas for club members during group tours and club functions.

         B. Inclusion of a CART Winner's Circle Club advertisement in the official race program. Camera ready art shall be provided by CART or its designee.

         C. Covered facility for meetings with a proper PA system (size to be specified by CART).


33. Organizer/Promoter shall cooperate with CART in its spectator research efforts,

Monterrey Promoter Agreement
March 28, 2000
Draft #4

         including but not by way of limitation allowing CART representatives access to spectators for personal interviews and questionnaire distribution and inclusion of a CART questionnaire in the official race program, for which camera ready art will be provided. The results of such research shall be made available without cost to Organizer/ Promoter.


34.      A.       In addition to the FedEx Series sponsorship and marketing
                  program, CART shall have the right to designate up to seven
                  (7) exclusive sponsorships utilizing the following entitlements to be provided by Organizer/Promoter for each sponsorship at no cost to CART except as otherwise stated:

                           -        Series-wide product category exclusivity;
                           -        Twenty Thousand ($20,000.00) Dollar
                                    hospitality credit which can be applied to facility, food and beverage;
                           - Acknowledgment by Organizer/Promoter as an Event sponsor, with such recognition to include all entitlements normally afforded an associate Event sponsor;
                           -        Inclusion in the Event press kit;
                           - One full page, four-color advertisement in the Event souvenir program;
                           - One page of editorial in the Event souvenir program;
                           -        One 40' x 40' expo/sampling space;
                           - Twenty (20) big screen messages (street courses only);
                           - Twenty (20) public address announcements over Event weekend;
                           -        One Hundred (100) grandstand admission
                                    tickets;
                           -        One Hundred (100) restricted area
                                    credentials;
                           -        Track side signage, which receives
                                    significant exposure to the global audience;
                                    CART and Organizer/Promoter to agree on size and placement;

                  All costs associated with the design and production of the advertising page and wall signs shall be borne by Sponsor. For each such sponsorship sold by CART, Organizer/Promoter shall receive One Hundred Thousand ($100,000.00) Dollars in return for the above listed entitlements. The parties acknowledge the following categories represent acceptable potential sponsorships:

                           -        payment systems
                           -        confectionery
                           -        snacks
                           -        film
                           -        camera

Monterrey Promoter Agreement
March 28, 2000
Draft #4


                           - electronics (i.e., television, hi-fi, audio, etc.)
                           -        long distance

                  Exclusive of FedEx and MCI (or its Mexico affiliate), Organizer/Promoter shall have the right to market the race to sponsors in the exclusive marketing categories so long as CART has not secured Series wide sponsorship in that category six
                  (6) months prior to an Event hereunder. Organizer/Promoter shall promptly notify CART of any proposed sponsorship involving one of the released categories, and may proceed further with such sponsorship only if CART does not then have consummated or pending (subject to consummation within thirty
                  (30) days) the sale of the category Series wide. Further, Organizer/Promoter shall negotiate with CART and such proposed sponsor in good faith for a reasonable period of time to secure the participation of such sponsor in the Series, either on a Series wide basis, or with respect to some or all individual Series races. If after a reasonable period of good faith negotiations, no such arrangement is achieved, then Organizer/Promoter may proceed with such sponsor with respect to one or more Events hereunder. Upon the conclusion of the last Event subject to such agreement with Organizer/Promoter, the category shall again become subject to the above provisions.

         B. Organizer/Promoter shall provide CART with two (2) pages in the Event Program without charge for CART's own use. CART's placement of advertising within the Program shall be sensitive to Organizer/Promoter's existing commercial and promotional relationships.

         C. Organizer/Promoter recognizes that each participating team has a race sponsor. Organizer/Promoter agrees that each team may place its team name and sponsor(s) on both sides of the wall in the team's assigned pit box, subject to applicable governmental laws and regulations.


35. Organizer/Promoter shall provide CART at no cost a preferred location pit row suite or other mutually agreed upon hospitality provisions for not less than forty (40) guests per day. Hospitality provisions will include food and beverage (alcoholic and non-alcoholic) as associated with pit suite participation.


36. If appropriate as determined by CART in its sole discretion, each Competition shall appear on the FIA calendar as a full international FIA event. Organizer/Promoter agrees to file this listing through CART and reimburse CART for all applicable listing fees. In addition, Organizer/Promoter agrees to pay through CART the applicable National Motorsports Council assessments, as determined by the Council's Executive Committee.

Monterrey Promoter Agreement
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37.      Organizer/Promoter agrees to indemnify and hold harmless CART, its directors, officials and officers, participants, agents and employees, members and sponsors from any and all liabilities including liability resulting from negligence of the same and all costs and expenses, including attorneys fees incurred in the defense thereof, asserted or imposed upon CART, its directors, officials, official representatives, employees, officers, members and sponsors arising out of or as a result of an Event hereunder, directly or indirectly, and whether any such claim or liability arises before, during or after the Event.


38. Organizer/Promoter agrees not to take any action adverse to the interest of CART and, in consideration of the acceptance and approval of this application, releases and discharges CART and its officials and representatives from all liability for personal injury that may be received, and from all claims and demands for damages to real or personal property or to any person growing out of or resulting from an Event hereunder, whether caused by any construction or condition or any track or track equipment, cars or debris, or resulting from any act or failure of any official or any person assisting the officials serving in connection therewith.


39. Nothing contained herein shall be construed to place CART in the relationship of a partner or joint venturer with Organizer/Promoter, and Organizer/Promoter shall have no power to obligate or bind CART in any manner whatsoever other than as specifically provided for herein. Neither party undertakes by this Agreement to perform any obligations of the other, whether regulatory or contractual, or to assume any responsibility for the other's business or operations.


40.      A.       The validity, interpretation and construction of this
                  Agreement shall be governed and construed by the laws of the State of Michigan.

         B. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Southfield, Michigan. The award or decision rendered by the arbitrator shall be final, binding, and conclusive and judgment may be entered upon such award by any court.


41. This Agreement is not transferable or assignable. Any transfer or assignment in

Monterrey Promoter Agreement
March 28, 2000
Draft #4


         violation of this provision shall be void. A transfer of more than forty-nine (49%) percent of the voting stock or other controlling interest in Organizer/Promoter, in one or more transactions (other than to the legal spouse, heirs, next-of-kin or estate of a deceased transferor, or a deceased principal of a transferor), without CART's prior written approval, is deemed to constitute a transfer. A transfer of less than forty nine (49%) percent may also constitute a transfer for such purposes, if coupled with the imposition of super majority voting requirements, so as to effectively result in a change in controlling interest. In the event that a prohibited transfer or assignment is attempted, such action will not be effective, and CART may elect to terminate this Agreement effective immediately.


42. Any notice or written communication required or permissible hereunder shall be sent by registered mail (or certified mail with return receipt), postage prepaid, addressed as follows:


         To CART:                                    To Organizer/Promoter:

         Championship Auto Racing Teams, Inc.        Monterrey Grand Prix, 5. de R.L. de C.V.
         755 W. Big Beaver Road, Suite 800           c/o 301 W. Michigan Avenue
         Troy, MI 48084                              Jackson, MI 49201


 43.     A.       This Agreement (including the Schedules annexed hereto)
                  contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified only upon the written consent of the parties hereto.

         B. No waiver by either party, whether expressed or implied, of any provision of this Agreement or any breach or default shall constitute a continuing waiver thereof.

         C. Except as specifically otherwise stated, each and every of the rights, remedies and benefits provided by this Agreement shall be cumulative, and shall not be exclusive of any other said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law.

         D. If any provision in this Agreement is held to be invalid or unenforceable, it shall be ineffective only to the extent of the invalidity, without affecting or impairing the validity and enforceability of the remainder of the provision or the remaining provisions of this Agreement.

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Monterrey Promoter Agreement
March 28, 2000
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44.      The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.


45. At all times, the terms and conditions of this Agreement are confidential to CART, Organizer/Promoter, their parent companies and their respective subsidiaries, and shall not be disclosed to any other entity or individual without the other party's prior written consent. Notwithstanding the foregoing, disclosure may be made if necessary to enforce a party's rights under this Agreement, or if required by any securities or other law or regulation or by a governmental agency, in which case any and all documents, information, or materials disclosed shall be marked "confidential" and such party shall seek confidential treatment of such information.


46.      A.       Organizer/Promoter and CART agree to consult, assist, and
                  coordinate with the applicable Mexican/United States customs services, taxation, provincial, state, local government or other authorities to facilitate the entry into Mexico of the participating racing team members as well as the CART officials and staff members, and the exportation from the United States, the importation into Mexico, the exportation from Mexico and the importation into the United States, of the race cars and all related equipment and other items necessary for temporary use in Mexico in respect of the events to be conducted under this Agreement. Further in this regard, CART shall cooperate and comply with, and cause each racing team and their respective members to cooperate and comply with all directions, procedures, information, requests, etc., of the above mentioned authorities.

         B. Organizer/Promoter shall pay, when due, or secure the payment, by means of a bond or other undertaking which shall be at Organizer/Promoter's expense, of any customs duties, import or export duties and sales or use tax or any other governmental fee(s) which at any time are imposed, assessed, levied or charged on or upon Organizer/ Promoter or CART or any team by the Mexican customs service (or other agency) or the United States Customs Service (or other agency) in respect of the race cars and all related equipment and other items necessary for temporary use in Mexico in respect of the Events to be conducted under this Agreement, and shall provide to CART within forty-five (45) days of the conclusion of the Event a copy of the notice of

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Monterrey Promoter Agreement
March 28, 2000
Draft #4


                  assessment of duties or taxes issued by the Mexican customs service (or other agency) or the United States Customs Service (or other agency) in respect thereof.


47. The following Schedules are attached hereto, incorporated herein by reference as though set forth in their entirety in this Agreement, and labeled as follows:

                  SCHEDULE A - OPERATIONAL, MEDIA, AND OTHER FACILITY/SUPPLY REQUIREMENTS

                  SCHEDULE B - INSURANCE REQUIREMENTS

                  SCHEDULE C - UNIFIED CREDENTIAL SYSTEM AND FACILITY ACCESS PROVISIONS

                  SCHEDULE D - CO-SERIES SPONSOR AND OFFICIAL PACE CARS

                  SCHEDULE E - EVENT ACTIVITIES

                  SCHEDULE F - POST RACE PROCEDURES/ACTIVITIES

                  SCHEDULE G - FEDEX

         SPONSORSHIP AND MARKETING PROGRAM

Any person or organization having responsibility in the organization, promotion or staging of any Competition, whether by contract or otherwise, shall co-sign this Agreement and shall be jointly responsible hereunder. Organizer/Promoter and the undersigned warrant and represent that Applicant has the full right and authority to enter into and perform this Agreement, and that the execution and delivery of this Agreement has been duly authorized by all necessary governmental and/or corporate action.


Date:
      ----------------------------------------

      --------------------------------------------------------------------------
                                                       Applicant

      By:
         -----------------------------------------------------------------------

      Its:
          ----------------------------------------------------------------------

Date:
      -----------------------------------------

      --------------------------------------------------------------------------
                                                       Co-Signer's Signature

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Monterrey Promoter Agreement
March 28, 2000
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                                  CART APPROVAL

         The foregoing application is hereby approved and accepted in accordance with the terms stated therein.


Date: _______________________                     CART, Inc.

                                            By:
                                               --------------------

                                            Its: